Exhibit 99.1

Corio Reports Fourth Quarter and Full Year 2004 Financial Results

SAN CARLOS, Calif.— February 3, 2005— Corio, Inc. (NASDAQ: CRIO)
(http://www.corio.com/press ), a leading enterprise application service provider, today reported results for its fourth quarter and full year 2004 ended December 31, 2004. Revenues for the fourth quarter of 2004 were $17.7 million, compared to $17.1 million reported for the same period in 2003. Net loss on a GAAP basis for the fourth quarter of 2004 was $2.3 million, or $0.04 per diluted share, compared to the net loss of $2.5 million, or $0.04 per diluted share, reported for the same period in 2003.

Revenues for full year 2004 were $70.8 million, compared to $68.7 million reported for the prior year. Net loss on a GAAP basis for full year 2004 was $12.7 million, or $0.20 per diluted share, compared to the net loss of $12.9 million, or $0.22 per diluted share, reported for the prior year.

Included in the results for the fourth quarter of 2004 is the reversal of approximately $1.14 million of Applications Management Services expense related to a liability for which the company no longer believes payment is probable. The company also recorded approximately $315,000 of professional fees in General and Administrative expense related to the company’s merger agreement with IBM, previously announced January 25, 2005.

As of December 31, 2004, the total of cash, cash equivalents, restricted cash and short-term investments was $31.1 million.

Quarterly Conference Call Cancelled.

In view of its announced merger agreement with IBM, the Company will not be holding its previously scheduled earnings conference call in connection with this release of financial results.

About Corio, Inc.

Corio, Inc. (NASDAQ: CRIO) is a leading enterprise application service provider (ASP). Corio Applications on Demand 2005™ is an operational platform that delivers enterprise applications from leading software vendors as a service. Corio provides infrastructure, applications management, professional services and Corio iSRVCE™ technology resource management (TRM) software. Corio guarantees system reliability through service level agreements (SLA’s) and allows customers to ‘pay-as-you-go,’ minimizing upfront project costs, improving return on investment (ROI) and reducing IT cost overall. Corio Applications on Demand 2005™ is available for a monthly fee. Additional information about Corio is available at www.corio.com.

Corio® and SRVCE® are registered trademarks of Corio, Inc. Applications on Demand™, Applications on Demand 2005™ and iSRVCE™ are trademarks of Corio, Inc. All other product and company names mentioned herein may be the trademarks of their respective owners.

Investor Relations Contact:

Arthur Chiang	Carolyn Bass, Rob Walker
Senior Vice President, Investor Relations	Market Street Partners
Corio, Inc.	ir@corio.com
achiang@corio.com	415-445-3232
650-232-3171

CORIO, INC.
BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,653	$15,440
Short-term investments	18,636	19,591
Accounts receivable	6,897	6,484
Prepaid expenses and other assets	2,539	2,502

Total current assets	32,725	44,017
Restricted cash	7,853	7,680
Property and equipment and other assets	24,361	20,446

Total assets	$64,939	$72,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,742	$14,676
Deferred revenue	2,136	4,017
Other current liabilities (1)	6,644	476

Total current liabilities	22,522	19,169
Long-term liabilities	4,973	5,738

Total liabilities	27,495	24,907
Stockholders’ equity	37,444	47,236

Total liabilities and stockholders’ equity	$64,939	$72,143

(1) Current liabilities as of December 31, 2004 included a $6.3 million equipment loan with Wells Fargo Bank (WFB). The original terms of the loan require repayment of the loan plus interest pursuant to 30 monthly payments which began in October 2004. Covenants associated with this loan require that the Company’s results from operations generate certain levels of EBITDA on a quarterly basis. The Company has classified this obligation as current as of December 31, 2004 as the Company has future quarterly EBITDA covenants with WFB that it does not believe it will be able to comply with due to increased operating expenses, the loss of revenue associated with the customer contract with Avaya which terminated July 29, 2004 and acquisition-related cost associated with the previously announced purchase of the Company by IBM. The Company has $23.3 million of unrestricted cash and cash equivalents as of December 31, 2004.

CORIO, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Application management services	$14,261	$14,416	$57,330	$60,179
Professional services and other	3,450	2,727	13,475	8,559

Total revenues	17,711	17,143	70,805	68,738
Costs and Expenses:
Application management services	10,256	11,423	44,948	47,756
Professional services and other	2,867	2,253	11,435	6,708
Research and development	360	819	2,107	4,638
Sales and marketing (1)	2,971	2,068	10,819	8,700
General and administrative (1)	3,261	2,585	11,769	9,501
Restructuring charges	—	—	714	2,334
Amortization of stock based compensation	—	12	3	458
Amortization of intangible assets	273	550	1,464	1,807

Total operating expenses	19,988	19,710	83,259	81,902

Loss from operations	$(2,277)	$(2,567)	$(12,454)	$(13,164)

Interest and other income (expense)	(11)	62	(85)	295
Taxes	—	—	(115)

Net Loss	$(2,288)	$(2,505)	$(12,654)	$(12,869)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.20)	$(0.22)

Shares used in computation-basic and diluted	64,370	60,803	63,291	57,228

RECONCILIATION OF NET LOSS TO EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net loss	$(2,288)	$(2,505)	$(12,654)	$(12,869)
Amortization expense (1)	278	565	1,481	2,695
Interest and other income (expense)	11	(62)	85	(295)
Taxes	—	—	115	—
Depreciation	2,164	2,380	8,175	11,169

EBITDA	$165	$378	$(2,798)	$700

(1) AMORTIZATION EXPENSE IN EBITDA
RECONCILIATION ABOVE	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Amortization expense included in other Statement of Operations expense line items:
Sales and marketing	$—	$—	$—	$416
General and administrative	5	3	14	14

Total amortization expense in other Statement of Operations expense line items	5	3	14	430
Amortization of stock based compensation	—	12	3	458
Amortization of intangible assets	273	550	1,464	1,807

Total amortization expense	$278	$565	$1,481	$2,695